Contacts: Brad Cole Genomic Health, Inc. 650-569-2281 investors@genomichealth.com

Media:
Emily Faucette
WeissComm Partners
415-946-1066
media@genomichealth.com

Genomic Health Announces Fourth Quarter and Year-end 2006 Financial
Results and 2007 Full-year Financial Guidance

- Continued Revenue Growth and Reimbursement Progress -
- Colon Cancer Test Service Advances in Clinical Development -
- Conference Call Today at 4:30 p.m. ET -

February 6, 2007 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results for the fourth quarter and year ended December 31, 2006.

Total revenue increased to $8.6 million in the fourth quarter of 2006 compared to $1.9 million in the fourth quarter of 2005. Total revenue for the year ended December 31, 2006 increased to $29.2 million compared to $5.2 million in 2005. Product revenue from Oncotype DX was $8.1 million in the fourth quarter of 2006 compared to $1.9 million in the fourth quarter of 2005. Product revenue was $27.0 million for the year ended December 31, 2006 compared to $4.8 million in 2005.

During the fourth quarter of 2006, approximately 51 percent of product revenue was recorded on an accrual basis and recognized at the time the test service results were delivered, reflecting established payment patterns from payors with coverage policies in place. The balance of product revenue was recognized upon cash collection. Contract revenue was $0.6 million in the fourth quarter of 2006 compared to $0.1 million in the fourth quarter of 2005, and $2.2 million for the year ended December 31, 2006 compared to $0.4 million in 2005.

“We saw steady revenue growth and business progress in 2006, driven by continued clinical progress and significant growth in adoption as well as reimbursement. We entered 2006 with just over 10 million lives covered; now, in early 2007, nearly 100 million lives are covered for Oncotype DX,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We also plan to continue to invest in our promising pipeline. Based on clinical data, we recently selected our program in colon cancer to advance in clinical development. We also are expanding our work in breast cancer to include studies in node-positive patients, as well as evaluating the clinical utility of certain individual Oncotype DX genes to further enhance the value provided by Oncotype DX.”

Additional Fourth Quarter 2006 and Year-end 2006 Financial Results
Cost of product revenue was $2.7 million in the fourth quarter of 2006, compared to $1.7 million for the fourth quarter of 2005. Test service volume in the fourth quarter of 2006 was more than double that of the fourth quarter of 2005. The cost per test service delivered again decreased in the quarter compared to the comparable period in 2005. Cost of product revenue for the year ended December 31, 2006 was $9.9 million, compared to $6.2 million in 2005.

Research and development expenses for the fourth quarter of 2006 were $4.2 million compared to $2.5 million for the same period in 2005. Research and development expenses for the full year 2006 were $12.8 million as compared to $9.5 million in 2005. Selling and marketing and general and administrative expenses for the fourth quarter of 2006 were $11.2 million, compared to $6.5 million for the same period in 2005. Selling and marketing and general and administrative expenses in 2006 were $37.4 million compared to $21.8 million in 2005.

Net loss was $9.0 million in the fourth quarter of 2006 compared to $8.2 million in the fourth quarter of 2005. Basic and diluted net loss per share applicable to common stockholders was $0.37 in the fourth quarter of 2006 compared to a $0.34 net loss per share in the fourth quarter of 2005.

Net loss for the year ended December 31, 2006 was $28.9 million compared to $31.4 million in 2005. Basic and diluted net loss per share was $1.18 for the year ended December 31, 2006 compared to a $4.15 net loss per share in 2005. On a pro forma basis, basic and diluted net loss per share was $1.18 per share for the year ended December 31, 2006 versus $1.31 net loss per share for the same period in 2005.

Cash and Cash Equivalents
Cash and cash equivalents and investments at December 31, 2006 were $44.2 million, compared to $69.5 million at December 31, 2005 and $48.3 million at September 30, 2006.

Recent Highlights and Accomplishments

Peer-Reviewed Publications and Medical Meeting Presentations
Multiple new findings on Oncotype DX were presented at the 29th Annual San Antonio Breast Cancer Symposium (SABCS):
•
The National Surgical Adjuvant Breast and Bowel Project (NSABP) presented findings from an assessment of three methods to measure estrogen receptor gene expression, which demonstrated that Oncotype DX had the strongest correlation to distant recurrence, or length of time following treatment before a cancer returns.

•
The company announced multiple new findings based on over 20,000 tumor samples. Data revealed considerable heterogeneity within three major subtypes of breast cancer, and separately, showed that the expression of proliferation genes is largely independent of the hormone and growth factor receptor genes. The company believes these data underscore the importance of standardized measurement of gene expression as a clinical tool.

•
NSABP and Kaiser Permanente presented results of a study that used Oncotype DX to clarify the distinct roles of hormone receptor genes in breast cancer, which indicated that not all women with estrogen receptor-positive breast cancer benefit equally from tamoxifen.

•
An analysis of more than 10,000 node-negative tumors conducted by Genomic Health researchers indicated that all 21 genes in the Oncotype DX gene panel impact the Recurrence Score of an individual woman’s tumor.

Pipeline
•
We are advancing the clinical development of a test service to predict the likelihood of colon cancer recurrence. The company intends to follow a similar clinical development path for its colon cancer assay as it did with its Oncotype DX breast cancer test service. If successful, studies in 2007 could lead to a validation study in 2008, followed by a commercial launch in 2009.

•
Following data presented at SABCS on single genes, the company is conducting additional studies to evaluate the clinical utility of individual Oncotype DX genes. If successful, the company plans to include single gene results for estrogen receptor and progesterone receptor gene expression by the end of 2007.

•	The company’s work in node-positive breast cancer continues, with additional studies planned for 2007, which, if successful, may yield a commercial product in 2008.

Physician Usage and Adoption
•	More than 4,450 test services were delivered in the fourth quarter of 2006 compared to more than 2,100 test services delivered in the fourth quarter of 2005.
•	More than 14,500 test services were delivered in 2006 compared to over 7,000 in 2005.
•	Over 5,000 physicians have ordered a cumulative total of more than 21,500 test services for their patients.
•	During the first quarter of 2007, the company plans to expand its direct field sales force to a total of 50.

Reimbursement Progress
•
In January, UnitedHealthcare signed a national payor contract establishing coverage for Oncotype DX across all of its plans. This followed the national payor contract with Aetna announced in the fourth quarter of 2006.

•
A number of additional regional payors have established policies to reimburse for Oncotype DX test services, including Blue Cross of South Carolina, Blue Cross of Minnesota, Mountain State Blue Cross covering West Virginia, and CareFirst, covering Blue Cross of Delaware, Maryland and District of Columbia.

Regulatory
•
Genomic Health continues its ongoing dialogue with FDA regarding the Oncotype DX breast cancer assay service. The company is evaluating FDA’s draft guidance on “In Vitro Diagnostic Multivariate Index Assays,” which was distributed for public comment, and it intends to submit comments prior to the March 5, 2007 deadline.

2007 Financial Guidance
The Company is providing the following financial guidance for the full year ending December 31, 2007:

•	Test Results Delivered: 23,000 to 25,000.
•	Revenue: $57 million to $63 million.
•	Net Loss: $27 million to $30 million.

The above guidance assumes that the company continues to successfully obtain reimbursement from national providers. Quarter-to-quarter fluctuation is expected in reported revenue. Gross margin on product revenue for 2007 is anticipated to continue to improve and exceed 70 percent of sales for the full year. The guidance reflects the company’s continued investment in its research and development programs and facilities, and expansion of its field sales organization.

Conference Call Details
To access the live conference call today, February 6 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 6775232. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 13 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 6775232.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investor.genomichealth.com . Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test service, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com .

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued growth in adoption of and reimbursement for our test service; our plans to invest in our product pipeline, our plans to pursue and advance the clinical development for our colon cancer and node-positive breast cancer assays, the timing of a validation study or commercialization of our colon cancer or node-positive breast cancer assays, the outcome or success of clinical trials, our belief that the increase in adoption underscores the oncology community’s growing support for our test service and the value it provides to patients and physicians; the applicability of clinical study results to actual outcomes; our intention to conduct additional studies on single genes and to provide single gene reporting for certain genes as part of the current Oncotype DX reports; our intention to expand our direct field sales personnel; our intention to submit comments on FDA’s draft guidance; and our 2007 financial guidance, including expectations regarding the number of test results delivered, revenue, net loss and gross margin. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test services; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing test service and any future services we may develop; the risks and uncertainties associated with the regulation of our test services by FDA; our ability to compete against third parties; our ability to develop and commercialize new test services; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005

	(Unaudited)		(Unaudited)	(Audited)

REVENUES:
Product revenues	$8,074	$1,863	$27,006	$4,823
Contract revenues	542	62	2,168	379
Total revenues	8,616	1,925	29,174	5,202

OPERATING EXPENSES:
Cost of product revenues	2,707	1,729	9,908	6,249
Research and development	4,162	2,494	12,841	9,465
Selling and marketing	7,295	4,543	24,625	15,348
General and administrative	3,861	1,974	12,765	6,485
Total operating expenses	18,025	10,740	60,139	37,547

Operating loss	(9,409)	(8,815)	(30,965)	(32,345)

Other income (expense):
Interest income	548	693	2,480	1,241
Interest expense	(134)	(95)	(446)	(258)
Other income	-	-	11	1

Net loss	($8,995)	($8,217)	($28,920)	($31,361)

Basic and diluted net loss per share	($0.37)	($0.34)	($1.18)	($4.15)

Shares used to compute basic and diluted net loss per share	24,537,122	23,904,747	24,508,845	7,557,106

Pro forma basic and diluted net loss per share		($0.34)		($1.31)
Shares used to compute pro forma basic and diluted net loss per share		24,455,518		23,991,612

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Dec-06	31-Dec-05
	(Unaudited)	(Audited)
Cash and cash equivalents	$14,926	$18,839
Short term investments	29,289	50,688
Accounts receivable	1,862	314
Prepaid expenses and other current assets	1,609	1,621
Total current assets	47,686	71,462

Property and equipment, net	9,421	3,597
Restricted cash	500	500
Other assets	417	240
Total assets	$58,024	$75,799

Accounts payable	$2,046	$1,393
Other current liabilities	6,029	2,978
Deferred revenue	847	238
Capital leases, short-term	2,547	1,052
Capital leases, long-term	4,726	2,621
Stockholder's equity	41,829	67,517
Total liabilities and stockholders’ equity	$58,024	$75,799